Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
Effective June 2, 2008, Applied Digital Solutions, Inc., doing business as Digital Angel, (“the Company”) sold all of the assets of the Company’s wholly-owned subsidiary Pacific Decision Sciences Corporation (“PDSC”) pursuant to an Asset Purchase Agreement (the “Agreement”) among the Company, PDSC and Customer Service Delivery Platform Corporation (the “buyer”). In addition, the Company agreed to change the name of PDSC no later than July 15, 2008. The purchase price for the assets was $2.0 million, of which $1.8 million is payable in 48 equal installments pursuant to the terms of a non-interest bearing promissory note, and $0.2 million was related to amounts owed to the buyer and, therefore, credited against the purchase price. The promissory note is secured by all of the assets of the buyer, including the PDSC assets it acquired in the transaction. The Company expects to record a deferred gain of approximately $0.2 million in connection with this transaction, which will be recognized upon collection.
The following unaudited pro forma condensed consolidated financial statements illustrate the effect of the PDSC sale to the extent that the transaction has not yet been fully reflected in the Company’s historical consolidated financial statements. A pro forma condensed statement of operations for the three-months ended March 31, 2008 has not been provided as the transaction’s effect was not material, since the historical financial statement presented PDSC as part of discontinued operations. See Item 2.01 of the Current Report on Form 8-K for further discussion. The unaudited pro forma condensed consolidated statement of operations gives effect to the sale as if it occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007 and Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2008.
The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction described above occurred on the date indicated or that may be expected to occur in the future as a result of such transaction.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2008
(in thousands, except per share amounts)

	Applied				Applied
	Digital	Pro Forma			Digital
	Solutions, Inc.	Adjustment			Solutions, Inc.
	Historical	PDSC			Pro Forma
ASSETS

Current assets	$34,500	$450	(a	)	$34,950
Current assets of discontinued operations	3,212	—			3,212
Other assets	102,880	1,224	(a	)	104,104
Other assets of discontinued operations	2,724	(1,597)	(a	)	1,127

Total assets	$143,316	$77			$143,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$35,730	$—			$35,730
Current liabilities of discontinued operations	4,629	(130)	(a	)	4,499
Long-term liabilities	27,416	207	(b	)	27,623
Long-term liabilities of discontinued operations	1,546	—			1,546

Total liabilities	69,321	77			69,398

Minority interest	259	—			259

Total stockholders’ equity	73,736	—			73,736

Total liabilities and stockholders’ equity	$143,316	$77			$143,393

Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2007
(in thousands, except per share amounts)

	Applied				Applied
	Digital	Pro Forma			Digital
	Solutions, Inc.	Adjustment			Solutions, Inc.
	Historical	PDSC			Pro Forma

Revenue	$117,402	$(7,502)	(c	)	$109,900
Cost of sales	66,319	(2,396)	(c	)	63,923

Gross profit	51,083	(5,106)	(c	)	45,977

Selling, general and administrative expenses	68,989	(894)	(c	)	68,095
Research and development expenses	9,379	—			9,379
Goodwill impairment charges	4,632	—			4,632

Operating loss	(31,917)	(4,212)	(c	)	(36,129)

Gain on sale of assets	691	—			691
Interest and other income	1,111	(878)	(c	)	265
		32	(d	)
Interest expense	(6,928)	(2)	(c	)	(6,930)

Loss from continuing operations before taxes, minority interest and gains (losses) attributable to capital transactions of subsidiaries	(37,043)	(5,060)	(c	)	(42,103)

Benefit for income taxes	902	(6)	(c	)	896

Loss from continuing operations before minority interest and gains (losses) attributable to capital transactions of subsidiaries	(36,141)	(5,066)	(c	)	(41,207)

Minority interest	12,245	—			12,245
Net gain on capital transactions of subsidiaries	3,158	—			3,158
Loss attributable to changes in minority interest as a result of capital transactions of subsidiaries	(9,437)	—			(9,437)

Loss from continuing operations	$(30,175)	(5,066)			$(35,241)

Loss from continuing operations per common share — basic and diluted:
Loss from continuing operations	$(0.43)	$—			$(0.51)

Weighted average number of common shares outstanding — basic and diluted	69,122	—			69,122
Pro Forma Adjustments:
a)	To reflect the sale of PDSC. The purchase price for the assets was $2.0 million of which $1.8 million is payable in 48 equal installments pursuant to the terms of a non-interest bearing promissory note, and $0.2 million was related to amounts owed to the buyer and, therefore, credited against the purchase price. The note was recorded net of the discount of $126 thousand representing imputed interest.
b)	Represents a deferred gain on sale as a result of the 48-month collection period. The gain will be recognized upon collection.
c)	To eliminate the results of operations of PDSC as discontinued operations for the year ended December 31, 2007. PDSC was presented as discontinued operations in the financial statements for the first quarter ended March 31, 2008.
d)	To record interest income on the note receivable. The Company recorded a discount on the non-interest bearing note receivable, which will be amortized monthly as interest income.